Exhibit 10.13

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT is made as of the 1st day of December, 2009 (the “Commencement Date”), by and between, Southeastern Mechanical Services, Inc. (the “Company”), and G. Barry Skitsko, an individual resident at 3728 McGirts Boulevard, Jacksonville, Florida 32210 (the “Consultant”).

RECITALS

A. The Company desires to retain Consultant in accordance with the terms of this Agreement.

B. The Consultant desires to be retained by the Company in accordance with the terms of this Agreement.

For and in consideration of the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Company and the Consultant agree as follows:

1. Consulting Engagement. From the Commencement Date until one year following the Commencement Date (the “Term”), upon the terms and subject to the conditions of this Agreement, the Company engages the Consultant, and the Consultant agrees to be so engaged by the Company, to provide the Consulting Services (as defined below). The Consultant shall provide such consulting services as the Company may reasonably request from time to time in connection with the operation and/or expansion of the Company’s business (the “Consulting Services”). The Consultant shall perform the Consulting Services primarily from his principal residence and occasionally at the Company’s premises in St. Petersburg Florida or the premises of Aquilex Corporation at 3344 Peachtree Rd. NE, Suite 2100, Atlanta, Georgia 30326, or at other locations as mutually agreed by Company and Consultant such as occasional visits to customer premises. The Company will endeavor to provide Consultant with reasonable advance notice of at least one week of any request for Consulting Services which would require travel by the Consultant. All requests for services from Consultant and all communications and contact by Consultant with any representatives of Company shall be with L. W. Varner, Jr., or his designated Company representative. Should Consultant be contacted directly by any employees of the Company, Consultant should refer those contacts to Mr. Varner or his designated Company representative.

2. Compensation. As compensation for the continuing Consulting Services provided to the Company under this Agreement, the Company shall pay the Consultant Seven Thousand Five Hundred Dollars ($7,500.00) per month for the one-year Term (the “Compensation”). The Compensation will be paid on a monthly basis via wire transfer to an account designated by Consultant. In exchange for the Compensation, the Consultant shall provide to the Company up to sixty (60) days of Consulting Services during the Term. In the event that Company request that Consultant perform more than sixty (60) days of Consulting Services during the Term, the daily rate for any such Consulting Services shall be Fifteen Hundred dollars $1,500.00 per day. The Company will reimburse the Consultant for reasonable business expenses incurred by the Consultant provided that such expenses are pre-approved by the Company. Except for the Compensation, the Consultant shall not be entitled to any other consideration or benefits under this Agreement.

3. Termination of Employment Agreement. The parties acknowledge that the Employment Agreement dated July 24, 2007 between the Company and Mr. Skitsko (the “Employment Agreement”) is terminated by the resignation of Employee, effective as of the Commencement Date of this Agreement, and Employee hereby resigns from being an officer of the Company. The parties further acknowledge that certain obligations set forth in the Employment Agreement (including Articles 6-12 thereof) survive the termination thereof for the periods set forth therein.

4. Independent Contractor. The parties acknowledge and agree that the Consultant shall at all times with respect to this Agreement be an independent contractor. Neither party shall have the right or power to bind the other party to any liability or obligation. This Agreement shall not be construed to create a partnership, employment or other form of legal association between the Consultant and the Company which would impose liability upon one party for the act or failure to act of the other. The Consultant shall be responsible for paying any and all taxes related to his receipt the Compensation.

5. Confidential Information. During the course of his relationship with the Company, the Company may disclose to the Consultant or the Consultant may learn of and about certain Trade Secrets and Confidential Information.

(a) “Trade Secrets” shall mean, individually or collectively, any information regarding the Company and the Company’s parent companies, subsidiaries, divisions, and affiliates (each an “SMS Entity”, or collectively, “SMS Entities”) that is proprietary, unique, not generally known by persons outside the Company, the SMS Entities, or their businesses, including, without limitation, technical and non-technical information, data, formulae, programs, processes, sales and marketing data, customer information, both actual and prospective, financial data, product plans, manufacturing specifications and plans, equipment specifications and modifications, suppliers, pricing methods and terms, and which (1) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by other persons who can obtain economic value from its disclosure or use; and (2) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

(b) “Confidential Information” shall mean information, other than Trade Secrets, that is of value to the Company and the SMS Entities and is treated as confidential by the Company or the SMS Entities including, but not limited to, business plans, strategies, information regarding executives and Employees, and information of a type described above in the definition of Trade Secrets but which may not fall expressly within such definition and yet is treated as confidential by the Company, the SMS Entities, or their businesses.

The Consultant agrees that such Trade Secrets and Confidential Information are the sole and exclusive property of the Company and the SMS Entities and that they own all of the rights thereto. The Consultant shall have the right to use, but solely for the benefit of the Company.

The Consultant shall hold in strict confidence, and shall not use, reproduce, distribute, transmit, disclose or otherwise transfer, in any form, directly or indirectly, or by any means, any of such Trade Secrets or Confidential Information disclosed or received hereunder during the Term. Upon termination of this Agreement, whether by expiration or otherwise, the Consultant shall immediately return to the Company all documents, writings, sketches, drawings, plans, specifications or any other embodiment (whether in software format, computer diskettes or otherwise) containing any information regarding the Company and/or the SMS Entities, including any Trade Secrets or Confidential Information, together with all copies thereof.

The Consultant’s obligations regarding protection of Trade Secrets and Confidential Information disclosed or received hereunder shall remain in effect: (a) with regard to Trade Secrets, for so long as such information shall remain Trade Secrets under applicable law; and (b) with regard to Confidential Information, during the Term and for a period of two (2) years after termination or expiration of this Agreement.

6. Assignment. Upon written notice to the Consultant, this Agreement and the rights and obligations of the Company under this Agreement may be assigned by the Company to the purchaser of or the successor to the Company’s business. This Agreement and the rights and obligations of the Consultant under this Agreement are personal to the Consultant and may not be assigned by the Consultant.

7. Severability. In the event that any provision of this Agreement shall be deemed void or invalid by a court of competent jurisdiction, the remaining provisions shall be and remain in full force and effect.

8. Waiver. The waiver by the Company or the Consultant of any breach of this Agreement shall not be effective unless in writing, and no such waiver shall operate or be construed as the waiver of the same or another breach on a subsequent occasion. The failure of any party to this Agreement at any time and from time to time to require the performance of any provision of this Agreement shall in no manner affect the right to enforce performance.

9. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

10. Entire Agreement. This Agreement constitutes the entire understanding and agreement of the parties, and supersedes any prior understanding or agreement (oral or in writing) among them with respect to the subject matter hereof except for the Employment Agreement, which Employee hereby expressly acknowledges and affirms his agreement to continue to abide by the surviving obligations of such agreement. There are no representations, arrangements, understandings or agreements, oral or written, among the parties hereto relating to the subject matter of this Agreement, except those fully expressed herein.

11. Amendments. No amendment or modification of this Agreement shall be valid or binding upon any party unless made in writing and duly signed by the Consultant and the Company.

12. Independent Legal Advice. The Consultant acknowledges that he has read and understands this Agreement, and acknowledges that he has had the opportunity to obtain independent legal advice with respect to it.

13. Attorney’s Fees. In any action or proceeding to enforce any provision of this Agreement, or where any provision of this Agreement is validly asserted as a defense, the successful party shall be entitled to recover reasonable attorneys’ fees and costs, in addition to any other available remedy.

14. Termination of Agreement. Consultant may terminate this Agreement by providing the Company with at least ten (10) days’ written notice. Additionally, Company may terminate Consultant with written notice only if the termination of the relationship is “with cause.” “With cause” is defined as (a) Consultant’s gross negligence or intentional misconduct in the performance of the duties and services required of Consultant pursuant to this Agreement; (b) Consultant’s conviction of or plea of guilty or nolo contendere to a felony or Consultant engaging in fraudulent or criminal activity relating to the scope of Consultant’s relationship with the Company (whether or not prosecuted); (c) a material violation of Company’s Code of Business Conduct; or (d) Consultant’s breach of any material provision of this Agreement, which remains uncured for fifteen (15) days after Consultant’s receipt of written notice thereof.

IN WITNESS WHEREOF, the Company and the Consultant have duly executed this Agreement in multiple originals to be effective on the Commencement Date.

I HAVE READ THE FOREGOING AGREEMENT AND I UNDERSTAND FULLY MY OBLIGATIONS. BY MY SIGNATURE BELOW, I BIND MYSELF TO COMPLY WITH SUCH OBLIGATIONS.

COMPANY:		CONSULTANT:

SOUTHEASTERN MECHANICAL SERVICES, INC.		G. BARRY SKITSKO

By:	/s/ L.W. Varner, Jr.	/s/ G. Barry Skitsko
Name:	L.W. Varner, Jr.
Title:	Chief Executive Officer

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